Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 033-75698, No. 333-06486, No. 333-29939, No. 333-57374, No. 333-73394, No. 333-104287 and No. 333-107006) and Forms S-3 (No. 333-105985 and No. 333-121519) of VIVUS, Inc. of our reports dated February 10, 2006, relating to the consolidated financial statements and the related financial statement schedule of VIVUS, Inc., VIVUS, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of VIVUS, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP
San Francisco, California
March 13, 2006